Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, each of the persons named below agrees to the joint filing of this Schedule 13(G), including amendments thereto, with respect to the shares of Common Stock, par value $0.01 of Veris Residential, Inc. and further agrees that this Joint Filing Agreement be filed with the Securities and Exchange Commission as an exhibit to such filing; provided, however, that no person shall be responsible for the completeness or accuracy of the information concerning the other persons making the filing unless such person knows or has reason to believe such information is inaccurate (as provided in Rule 13d-1(k)(1)(ii)). This Joint Filing Agreement may be executed in one or more counterparts, all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the persons named below have executed this Joint Filing Agreement as of the date set forth below.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  August 14, 2026

H/2 CREDIT MANAGER LP

By: /s/ Alyssa Petrenko

Name: Alyssa Petrenko

Title: Authorized Signatory

H/2 CREDIT MANAGER GP LLC

By: /s/ Alyssa Petrenko

Name: Alyssa Petrenko

Title: Authorized Signatory